Contact:        Jim Gustafson
Investor Relations
DaVita Inc.
(310) 536-2585
DaVita Inc. 2nd Quarter 2018 Results
Denver, Colorado, August 1, 2018 — DaVita Inc. (NYSE: DVA) today announced results for the quarter ended June 30, 2018.

•
Net income from continuing operations attributable to DaVita Inc. for the quarter ended June 30, 2018 was $200 million, or $1.15 per share. Adjusted net income from continuing operations attributable to DaVita Inc. for the quarter ended June 30, 2018 was $183 million, or $1.05 per share.

•
Net income from continuing operations attributable to DaVita Inc. for the six months ended June 30, 2018 was $391 million, or $2.19 per share. Adjusted net income from continuing operations attributable to DaVita Inc. for the six months ended June 30, 2018 was $374 million, or $2.10 per share.

•
Net income from continuing operations attributable to DaVita Inc. for the quarter ended June 30, 2017 was $151 million, or $0.78 per share. Adjusted net income from continuing operations attributable to DaVita Inc. for the quarter ended June 30, 2017 was $156 million, or $0.80 per share.

•
Net income from continuing operations attributable to DaVita Inc. for six months ended June 30, 2017 was $592 million, or $3.04 per share. Adjusted net income from continuing operations attributable to DaVita Inc. for the six months ended June 30, 2017 was $303 million, or $1.56 per share.

For the definitions of non-GAAP financial measures such as adjusted net income from continuing operations attributable to DaVita Inc., see the note titled “Note on Non-GAAP Financial Measures” below.
Financial and operating highlights include:
Cash flow: For the rolling twelve months ended June 30, 2018, consolidated operating cash flow was $1,823 million, of which $1,454 million was from continuing operations. For the three months ended June 30, 2018, consolidated operating cash flow was $562 million, of which $606 million was from continuing operations. Free cash flow from continuing operations was $470 million and $902 million for the quarter and rolling twelve months ended June 30, 2018, respectively.
Operating income and adjusted operating income: Operating income for the quarter ended June 30, 2018 was $438 million and adjusted operating income for the same period was $419 million. Operating income for the quarter ended June 30, 2017 was $391 million, and adjusted operating income for the same period was $402 million.
Operating income for the six months ended June 30, 2018 was $849 million and adjusted operating income for the same period was $829 million. Operating income for the six months ended June 30, 2017 was $1,267 million, and adjusted operating income for the same period was $781 million.
Gain on changes in ownership interests, net: We sold our Paladina Health direct primary care business in June 2018 and exited an international business for a net gain of $34 million.
Other asset and goodwill impairment charges: During the quarter ended June 30, 2018, we recognized an asset impairment charge of $11 million related to the restructuring of our pharmacy business. In addition, we recognized a goodwill impairment charge of $3 million related to one of our international businesses.

Volume: Total U.S. dialysis treatments for the second quarter of 2018 were 7,331,590, or 93,995 treatments per day, representing a per day increase of 4.2% over the second quarter of 2017. Normalized non-acquired treatment growth in the second quarter of 2018 as compared to the second quarter of 2017 was 3.4%.
Effective income tax rate: Our effective income tax rate on income from continuing operations was 26.2% and 24.8% for the three and six months ended June 30, 2018. These effective tax rates are impacted by the amount of third party owners' income attributable to non-tax paying entities. The effective income tax rate on income from continuing operations attributable to DaVita Inc. was 29.5% and 28.3% for the three and six months ended June 30, 2018.
Our effective tax rate was impacted by the impairment charges and the net gain on business ownership changes. Excluding these items our adjusted effective tax rate attributable to DaVita Inc. for the three and six months ended June 30, 2018 would have been 30.7% and 28.9%, respectively. Our adjusted effective tax rate increased this quarter due to non-deductible advocacy costs as well as the impact of increased non-deductible expenses due to changes from the Tax Cuts and Jobs Act of 2017.
Center activity: As of June 30, 2018, we provided dialysis services to a total of approximately 225,500 patients at 2,833 outpatient dialysis centers, of which 2,580 centers were located in the United States and 253 centers were located in 10 countries outside of the United States. During the second quarter of 2018, we opened a total of 43 new dialysis centers, acquired one dialysis center, and closed two centers in the United States. We also acquired 14 dialysis centers, opened one new dialysis center, and closed three dialysis centers outside of the United States.
New revenue accounting standard: On January 1, 2018, we adopted Topic 606, Revenue from Contracts with Customers, using the cumulative effect method. Results for reporting periods beginning on January 1, 2018 are presented under this new guidance, while prior periods continue to be presented under the prior guidance. Due to a policy election we made allowing us to apply the new guidance only to contracts not completed as of January 1, 2018, we recognized $12 million and $36 million in the three and six months ended June 30, 2018, respectively, relating to Medicare bad debt revenue from 2017 dates of service.
Pending sale of DMG: As previously announced in December 2017, we entered into an agreement to sell our DMG division to Optum, a subsidiary of UnitedHealth Group Inc. for $4.9 billion in cash, subject to net working capital and other customary adjustments. The transaction is subject to regulatory approvals and other customary closing conditions, and we continue to expect it to close in 2018. As a result, the DMG business is classified as held for sale and the results of operations are reported as discontinued operations for all periods presented.
Share repurchases: During the quarter ended June 30, 2018, we repurchased a total of 7,797,712 shares of our common stock for approximately $512 million at an average price of $65.60 per share. We have also repurchased 3,871,905 shares of our common stock for $273 million at an average price of $70.48 per share from July 1, 2018 through July 31, 2018. As of July 31, 2018, we have repurchased a total of 15,866,921 shares of our common stock for approximately $1,083 million at an average price of $68.24 during 2018.
On July 11, 2018, our Board of Directors approved an additional share repurchase authorization in the amount of approximately $1,390 million. This recently approved authorization was in addition to the approximately $110 million remaining at that time under our Board of Directors' prior share repurchase authorization approved in October 2017. As of July 31, 2018, we have a total of approximately $1,426 million in outstanding Board repurchase authorizations remaining under our stock repurchase program. These share repurchase authorizations have no expiration dates.
New debt capacity: On March 29, 2018, we entered into an agreement to increase our borrowing capacity under our existing Senior Secured Credit Agreement. Pursuant to this agreement, the Company entered into an additional $995 million Term Loan A-2 which bears interest at LIBOR plus 1.00%. As of June 30, 2018, the Company has drawn $952 million of the Term Loan A-2. The remaining amount of $43 million on Term Loan A-2 was drawn subsequent to June 30, 2018.

Outlook
The following forward-looking measures and the underlying assumptions involve significant risks and uncertainties, including those described below, and actual results may vary significantly from these current forward-looking measures. We do not provide guidance for Kidney Care consolidated operating income or effective tax rate on income from continuing operations on a GAAP basis nor a reconciliation of those forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including goodwill and asset impairment charges, gain (loss) on ownership changes and foreign currency fluctuations.

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We still expect our Kidney Care adjusted consolidated operating income for 2018 to be in the range of $1.5 billion to $1.6 billion, although our guidance now includes expected costs associated with countering the union policy efforts, including ballot initiatives, which had previously been excluded from our guidance.

•	We still expect our operating cash flow from continuing operations for 2018 to be in the range of $1.4 billion to $1.6 billion.

•	We now expect our 2018 effective tax rate on income from continuing operations attributable to DaVita Inc. to be approximately 28.5% to 29.5%.
Our previous guidance for our 2018 effective tax rate on income from continuing operations attributable to DaVita Inc. was approximately 26.5% to 27.5%.
We will be holding a conference call to discuss our results for the second quarter ended June 30, 2018 on August 1, 2018 at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. A replay of the conference call will be available on our website at investors.davita.com, for the following 30 days.

Note on Non-GAAP Financial Measures
As used in this press release the term “adjusted” refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income measures, the term “adjusted” refers to operating performance measures that exclude certain items such as impairment charges, gains (losses) on ownership changes, restructuring charges, accruals for legal matters, recent federal tax reform legislation, and gains and charges associated with settlements; and (ii) the term “effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.” represents the Company’s effective tax rate excluding applicable non-GAAP items and noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or “adjusted” measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, we use adjusted operating income, adjusted net income from continuing operations and adjusted diluted net income from continuing operations per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures are useful to management, investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. We also believe these presentations enhance a user's understanding of our normal consolidated operating income by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
In addition, the effective income tax rate on income from continuing operations attributable to DaVita Inc. excludes noncontrolling owners' income, which primarily relates to non-tax paying entities, and the effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance concerning and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow from continuing operations represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and capital expenditures for routine maintenance and information technology from continuing operations. We believe this non-GAAP measure is useful to management, investors and analysts as an adjunct to cash flow from operating activities from continuing operations and other measures under GAAP, since free cash flow from continuing operations is meaningful for assessing our ability to fund acquisition and development activities and meet our debt service obligations.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures. Reconciliations of the non-GAAP measures presented herein to their most comparable GAAP measures are included at Notes 2, 3, 4 and 5 at the end of this press release.

DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this release, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All such statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by the PSLRA. Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions are intended to identify forward-looking statements.
The forward-looking statements should be considered in light of these risks and uncertainties. All forward-looking statements in this release are based on information available to us on the date of this presentation. We undertake no obligation to publicly update or revise any of our guidance, the assessment of the underlying assumptions or other forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise.
These forward-looking statements could include but are not limited to statements related to our guidance and expectations for our 2018 Kidney Care adjusted consolidated operating income, our 2018 operating cash flows from continuing operations, our 2018 effective tax rate on income from continuing operations attributable to DaVita Inc., our expected costs associated with countering the union policy efforts, including ballot initiatives, our expectations related to our stock repurchase program, and uncertainties associated with the other risk factors set forth in our most recent annual report on Form 10-K for the year ended December 31, 2017, and the other risks discussed in our subsequent periodic and current reports filed with the SEC from time to time.
Our actual results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, and are qualified in their entirety by reference to the full text of those risk factors in our SEC filings relating to:

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the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, including as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

•
the extent to which the ongoing implementation of healthcare exchanges or changes in or new legislation, regulations or guidance, or enforcement thereof, including among other things those regarding the exchanges, results in a reduction in reimbursement rates for our services from and/or the number of patients enrolled in higher-paying commercial plans;

•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs;

•	the impact of the Medicare Advantage benchmark structure;

•	risks arising from potential and proposed federal and/or state legislation or regulation, including healthcare-related and labor-related legislation or regulation;

•
the impact of the changing political environment and related developments on the current health care marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current health care marketplace;

•	uncertainties related to the impact of federal tax reform legislation;

•	changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to calcimimetics;

•
legal compliance risks, such as our continued compliance with complex government regulations and the provisions of our current corporate integrity agreement and current or potential investigations by various government entities and related government or private-party proceedings, and restrictions on our business and operations required by our corporate integrity agreement and other current or potential settlement terms, and the financial impact thereof and our ability to recover any losses related to such legal matters from third parties;

•	continued increased competition from large- and medium-sized dialysis providers and others who compete, or will compete directly with us;

•
our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, including our ability to achieve anticipated savings from our recent restructurings;

•
our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems;

•
our ability to complete acquisitions, mergers or dispositions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis;

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noncompliance by us or our business associates with any privacy laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;

•	the variability of our cash flows;

•	the risk that we may not be able to generate sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;

•
factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, including market conditions, the price of our common stock, our cash flow position, borrowing capacity and leverage ratios, and legal, regulatory and contractual requirements;

•
the risk that we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, yet we might not be able to operate them profitably anytime soon, if at all;

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;

•	impairment of our goodwill, investments or other assets;

•
the risks and uncertainties associated with the timing, conditions and receipt of regulatory approvals and satisfaction of other closing conditions of the DMG sale transaction and potential disruption in connection with the DMG sale transaction making it more difficult to maintain business and operational relationships;

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which DMG conducts its business;

•	the risk that the cost of providing services under DMG’s agreements may exceed our compensation;

•	the risk that reductions in reimbursement rates, including Medicare Advantage rates, and future regulations may negatively impact DMG’s business, revenue and profitability;

•	the risk that DMG may not be able to successfully establish a presence in new geographic regions or successfully address competitive threats that could reduce its profitability;

•	the risk that a disruption in DMG’s healthcare provider networks could have an adverse effect on DMG’s business operations and profitability;

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of DMG could have an adverse effect on DMG’s business; and

•	the risk that health plans that acquire health maintenance organizations may not be willing to contract with DMG or may be willing to contract only on less favorable terms.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Dialysis and related lab patient service revenues	$2,718,403	$2,494,609	$5,309,477	$4,917,395
Provision for uncollectible accounts	(49,406)	(109,600)	(23,861)	(216,658)
Net dialysis and related lab patient service revenues	2,668,997	2,385,009	5,285,616	4,700,737
Other revenues	217,956	314,390	450,781	629,913
Total revenues	2,886,953	2,699,399	5,736,397	5,330,650
Operating expenses and charges:
Patient care costs and other costs	2,069,089	1,894,664	4,104,674	3,746,709
General and administrative	264,094	262,796	530,623	525,691
Depreciation and amortization	147,079	140,026	289,878	272,910
Equity investment (income) loss	(9,795)	825	(9,950)	148
Provision for uncollectible accounts	(2,100)	(606)	(8,100)	1,304
Investment and other asset impairments	11,245	—	11,245	15,168
Goodwill impairment charges	3,106	10,498	3,106	34,696
Gain on changes in ownership interests, net	(33,957)	—	(33,957)	(6,273)
Gain on settlement, net	—	—	—	(526,827)
Total operating expenses and charges	2,448,761	2,308,203	4,887,519	4,063,526
Operating income	438,192	391,196	848,878	1,267,124
Debt expense	(119,692)	(107,934)	(233,208)	(212,331)
Other income, net	1,994	4,798	6,576	8,784
Income from continuing operations before income taxes	320,494	288,060	622,246	1,063,577
Income tax expense	83,868	101,915	154,605	383,580
Net income from continuing operations	236,626	186,145	467,641	679,997
Net income (loss) from discontinued operations, net of tax	69,696	(24,520)	63,910	(18,087)
Net income	306,322	161,625	531,551	661,910
Less: Net income attributable to noncontrolling interests	(39,046)	(34,624)	(85,589)	(87,212)
Net income attributable to DaVita Inc.	$267,276	$127,001	$445,962	$574,698
Earnings per share:
Basic net income from continuing operations per share attributable to DaVita Inc.	$1.16	$0.79	$2.23	$3.09
Basic net income per share attributable to DaVita Inc.	$1.56	$0.66	$2.54	$3.00
Diluted net income from continuing operations per share attributable to DaVita Inc.	$1.15	$0.78	$2.19	$3.04
Diluted net income per share attributable to DaVita Inc.	$1.53	$0.65	$2.51	$2.95
Weighted average shares for earnings per share:
Basic	171,617,238	191,088,216	175,267,270	191,728,913
Diluted	174,105,884	193,987,983	177,949,934	194,630,936
Amounts attributable to DaVita Inc.:
Net income from continuing operations	$199,603	$151,292	$390,618	$592,197
Net income (loss) from discontinued operations	67,673	(24,291)	55,344	(17,499)
Net income attributable to DaVita Inc.	$267,276	$127,001	$445,962	$574,698

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$306,322	$161,625	$531,551	$661,910
Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized (losses) gains on interest rate cap agreements	(268)	(1,815)	782	(5,002)
Reclassifications of net realized losses on interest rate cap agreements into net income	1,537	1,265	3,074	2,529
Unrealized gains on investments:
Unrealized gains on investments	—	1,057	—	2,614
Reclassification of net investment realized gains into net income	—	(71)	—	(211)
Unrealized (losses) gains on foreign currency translation:
Foreign currency translation adjustments	(50,529)	49,142	(30,648)	62,403
Other comprehensive (loss) income	(49,260)	49,578	(26,792)	62,333
Total comprehensive income	257,062	211,203	504,759	724,243
Less: Comprehensive income attributable to noncontrolling interests	(39,046)	(34,624)	(85,589)	(87,210)
Comprehensive income attributable to DaVita Inc.	$218,016	$176,579	$419,170	$637,033

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$531,551	$661,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	289,878	390,244
Impairment charges	14,351	100,483
Stock-based compensation expense	19,861	17,504
Deferred income taxes	56,882	40,938
Equity investment income, net	(434)	9,367
Gain on sales of business interests, net	(59,053)	(6,273)
Other non-cash charges, net	44,337	28,611
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(101,746)	(113,208)
Inventories	71,632	(31,067)
Other receivables and other current assets	(91,685)	(108,852)
Other long-term assets	3,454	(12,124)
Accounts payable	35,228	(55,897)
Accrued compensation and benefits	23,818	(63,727)
Other current liabilities	58,321	13,991
Income taxes	24,356	123,637
Other long-term liabilities	3,824	19,520
Net cash provided by operating activities	924,575	1,015,057
Cash flows from investing activities:
Additions of property and equipment	(473,977)	(398,940)
Acquisitions	(89,465)	(619,839)
Proceeds from asset and business sales	116,241	70,236
Purchase of investments available for sale	(4,195)	(6,812)
Purchase of investments held-to-maturity	(3,726)	(220,591)
Proceeds from sale of investments available for sale	5,662	5,049
Proceeds from investments held-to-maturity	32,628	320,484
Purchase of equity investments	(10,241)	(1,194)
Distributions received on equity investments	3,009	—
Net cash used in investing activities	(424,064)	(851,607)

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2018	2017
Cash flows from financing activities:
Borrowings	28,128,131	25,529,555
Payments on long-term debt and other financing costs	(27,556,348)	(25,593,587)
Purchase of treasury stock	(805,179)	(231,674)
Stock award exercises and other share issuances, net	3,132	8,163
Distributions to noncontrolling interests	(94,006)	(116,075)
Contributions from noncontrolling interests	31,569	39,872
Proceeds from sales of additional noncontrolling interests	15	—
Purchases of noncontrolling interests	(13,223)	(1,432)
Net cash used in financing activities	(305,909)	(365,178)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,473)	4,192
Net increase (decrease) in cash, cash equivalents and restricted cash	191,129	(197,536)
Less: Net increase in cash, cash equivalents and restricted cash from discontinued operations	229,901	32,720
Net decrease in cash, cash equivalents and restricted cash from continuing operations	(38,772)	(230,256)
Cash, cash equivalents and restricted cash of continuing operations at beginning of the year	518,920	683,463
Cash, cash equivalents and restricted cash of continuing operations at end of the period	$480,148	$453,207

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$389,264	$508,234
Restricted cash and equivalents	90,884	10,686
Short-term investments	4,528	32,830
Accounts receivable, net	1,842,108	1,714,750
Inventories	112,729	181,799
Other receivables	471,802	372,919
Income tax receivable	23,540	49,440
Prepaid and other current assets	97,426	112,058
Current assets held for sale	6,053,081	5,761,642
Total current assets	9,085,362	8,744,358
Property and equipment, net of accumulated depreciation of $3,328,176 and $3,103,662	3,229,098	3,149,213
Intangible assets, net of accumulated amortization of $362,054 and $356,774	100,255	113,827
Equity method and other investments	249,020	245,534
Long-term investments	34,200	37,695
Other long-term assets	59,070	47,287
Goodwill	6,678,559	6,610,279
	$19,435,564	$18,948,193
LIABILITIES AND EQUITY
Accounts payable	$542,272	$509,116
Other liabilities	568,536	552,662
Accrued compensation and benefits	633,092	616,116
Current portion of long-term debt	1,768,514	178,213
Current liabilities held for sale	1,271,364	1,185,070
Total current liabilities	4,783,778	3,041,177
Long-term debt	8,175,573	9,158,018
Other long-term liabilities	418,123	365,325
Deferred income taxes	526,425	486,247
Total liabilities	13,903,899	13,050,767
Commitments and contingencies:
Noncontrolling interests subject to put provisions	1,047,158	1,011,360
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 450,000,000 shares authorized; 182,815,212 and 182,462,278 shares issued and 170,820,196 and 182,462,278 shares outstanding, respectively)	183	182
Additional paid-in capital	1,022,783	1,042,899
Retained earnings	4,088,043	3,633,713
Treasury stock (11,995,016 and zero shares, respectively)	(809,900)	—
Accumulated other comprehensive (loss) income	(21,925)	13,235
Total DaVita Inc. shareholders' equity	4,279,184	4,690,029
Noncontrolling interests not subject to put provisions	205,323	196,037
Total equity	4,484,507	4,886,066
	$19,435,564	$18,948,193

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions, except for per share and per treatment data)

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017 (1)
1. Consolidated Financial Results:
Consolidated revenues(2)	$2,887	$2,849	$2,699	$5,736
Operating income	$438	$411	$391	$849
Adjusted operating income excluding certain items(3)	$419	$411	$402	$829
Operating income margin	15.2%	14.4%	14.5%	14.8%
Adjusted operating income margin excluding certain items(3) (7)	14.5%	14.4%	14.9%	14.5%
Net income from continuing operations attributable to DaVita Inc.	$200	$191	$151	$391
Adjusted net income from continuing operations attributable to DaVita Inc. excluding certain items(3)	$183	$191	$156	$374
Diluted net income from continuing operations per share attributable to DaVita Inc.	$1.15	$1.05	$0.78	$2.19
Adjusted diluted net income from continuing operations per share attributable to DaVita Inc. excluding certain items (3)	$1.05	$1.05	$0.80	$2.10

2. Consolidated Business Metrics:
Expenses
General and administrative expenses as a percent of consolidated revenues(4)	9.1%	9.4%	9.7%	9.3%
Effective income tax rate on income from continuing operations	26.2%	23.4%	35.4%	24.8%
Effective income tax rate on income from continuing operations attributable to DaVita Inc.(3)	29.5%	27.0%	40.2%	28.3%
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.(3)	30.7%	27.0%	40.1%	28.9%

3. Summary of Division Financial Results:
Revenues(2)
Kidney Care:
U.S. dialysis and related lab patient services and other	$2,588	$2,538	$2,325	$5,126
Other—Ancillary services and strategic initiatives
U.S. other	221	237	314	458
International dialysis patient service and other	107	103	79	210
	328	340	394	668
Eliminations	(29)	(29)	(19)	(58)
Total consolidated revenues	$2,887	$2,849	$2,699	$5,736

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions, except for per share and per treatment data)

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017 (1)
3. Summary of Division Financial Results: (continued)
Operating income (loss)
Kidney Care:
U.S. dialysis and related lab services	$449	$433	$450	$883
Other—Ancillary services and strategic initiatives
U.S.	4	(5)	(36)	(1)
International	(1)	(2)	(13)	(3)
	3	(7)	(48)	(4)
Corporate administrative support	(14)	(16)	(11)	(30)
Total consolidated operating income	$438	$411	$391	$849

4. Summary of Reportable Segment Financial Results:
U.S. Dialysis and Related Lab Services
Revenue:(2)
Net dialysis and related lab patient service revenues	$2,583	$2,533	$2,320	$5,116
Other revenues	5	5	5	10
Total operating revenues	2,588	2,538	2,325	5,126
Operating expenses:
Patient care costs	1,810	1,779	1,561	3,590
General and administrative	196	196	189	392
Depreciation and amortization	138	135	130	273
Equity investment income	(6)	(5)	(5)	(11)
Total operating expenses	2,139	2,105	1,875	4,243
Segment operating income	$449	$433	$450	$883

5. U.S. Dialysis and Related Lab Services Business Metrics:
Volume
Treatments	7,331,590	7,174,026	7,035,894	14,505,615
Number of treatment days	78.0	77.5	78.0	155.5
Treatments per day	93,995	92,568	90,204	93,284
Per day year over year increase	4.2%	4.8%	4.3%	4.5%
Normalized non-acquired treatment growth year over year	3.4%	3.4%	3.6%
Operating net revenues(2)
Dialysis and related lab services net revenue per treatment	$352.37	$353.05	$329.79	$352.71
Revenue per treatment changes from previous quarter	(0.2)%	7.1%	(1.0)%
Revenue per treatment changes from previous year	6.8%	6.0%	(1.6)%	6.4%
Percent of consolidated revenues	89.0%	88.4%	85.6%	88.7%

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions, except for per share and per treatment data)

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017 (1)
5. U.S. Dialysis and Related Lab Services Business Metrics: (continued)
Expenses
Patient care costs
Percent of total segment operating net revenues	69.9%	70.1%	67.1%	70.0%
Per treatment	$246.90	$248.02	$221.82	$247.46
Per treatment changes from previous quarter	(0.5)%	11.0%	(2.5)%
Per treatment changes from previous year	11.3%	9.0%	(1.3)%	10.2%
General and administrative expenses
Percent of total segment operating net revenues	7.6%	7.7%	8.1%	7.7%
Per treatment	$26.80	$27.28	$26.85	$27.04
Per treatment changes from previous quarter	(1.8)%	6.3%	(2.9)%
Per treatment changes from previous year	(0.2)%	(1.3)%	(1.9)%	(0.7)%
Accounts receivable
Net receivables	1,646	1,620	1,420
DSO	59	59	56

6. Discontinued Operations
Operating results
Net revenues(2)	$1,252	$1,228	$1,196	$2,480
Expenses	1,193	1,226	1,158	2,419
Goodwill impairment charges	—	—	51	—
Income (loss) from discontinued operations before taxes	60	2	(13)	61
Income tax (expense) benefit	10	(7)	(12)	2
Net income (loss) from discontinued operations, net of tax	$70	$(6)	$(25)	$64

7. Cash Flow:
Operating cash flow	$562.0	$362.5	$149.9	$924.6
Operating cash flow from continuing operations	$605.6	$206.3	$144.3	$811.9
Operating cash flow from continuing operations, last twelve months	$1,453.9	$992.6	$1,716.6
Free cash flow from continuing operations(3)	$470.2	$61.6	$14.8	$531.7
Free cash flow from continuing operations, last twelve months(3)	$902.2	$446.9	$1,200.1
Capital expenditures from continuing operations:
Routine maintenance/IT/other	$86.8	$99.3	$56.7	$186.1
Development and relocations	$132.4	$102.1	$106.8	$234.5
Acquisition expenditures	$72.5	$15.7	$522.6	$88.2
Proceeds from sale of self-developed properties	7.6	$18.2	3.5	25.8

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017 (1)
8. Debt and Capital Structure:
Total debt(5)(6)	$10,002	$9,526	$9,161
Net debt, net of cash and cash equivalents(5)(6)	$9,613	$9,167	$8,449
Leverage ratio (see calculation on page 16)	3.99x	3.75x	3.38x
Overall weighted average effective interest rate during the quarter	4.91%	4.87%	4.69%
Overall weighted average effective interest rate at end of the quarter	4.99%	4.98%	4.76%
Weighted average effective interest rate on the senior secured credit facilities at end of the quarter	4.72%	4.67%	4.20%
Fixed and economically fixed interest rates as a percentage of our total debt	49%	51%	53%
Fixed and economically fixed interest rates, including our interest rate cap agreements, as a percentage of our total debt	84%	88%	91%
Certain columns, rows or percentages may not sum or recalculate due to the use of rounded numbers.
_________________

(1)
As a result of the pending sale of DMG announced in December 2017, the DMG business has been classified as held for sale and its results of operations are presented as discontinued operations for all periods presented.

(2)
On January 1, 2018, the Company adopted FASB Accounting Standards Codification Topic 606 Revenue from Contracts with Customers using the cumulative effect method for those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning on and after January 1, 2018 are presented under Topic 606, while prior period amounts continue to be reported in accordance with our historical accounting under Revenue Recognition (Topic 605).

(3)
These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.

(4)
Consolidated percentages of revenues are comprised of the dialysis and related lab services business and other ancillary services and strategic initiatives. General and administrative expenses includes certain corporate support and long-term incentive compensation.

(5)
The reported balance sheet amounts at June 30, 2018, March 31, 2018, and June 30, 2017, exclude $57.9 million, $62.0 million and $71.9 million, respectively, of a debt discount associated with our Term Loan B and other deferred financing costs. The reported balance sheet amounts exclude DMG debt which is classified as held for sale liabilities for all periods presented.

(6)	The reported total debt and net debt, net of cash and cash equivalents excludes DMG cash and debt classified as held for sale assets and liabilities, respectively, for all periods presented.

(7)	Adjusted operating income margin is a calculation of adjusted operating income divided by consolidated revenues.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in thousands)
Note 1: Calculation of the Leverage Ratio
Under the senior secured credit facilities (Credit Agreement), the leverage ratio is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, including short-term investments, divided by “Consolidated EBITDA”. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The following leverage ratio was calculated using “Consolidated EBITDA” as defined in the Credit Agreement. The calculation below is based on the last twelve months of “Consolidated EBITDA”, pro forma for routine acquisitions that occurred during the period. The Company’s management believes the presentation of “Consolidated EBITDA” is useful to users to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net income attributable to DaVita Inc., net income attributable to DaVita Inc. or total debt as determined in accordance with United States generally accepted accounting principles (GAAP). The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Rolling twelve months ended June 30, 2018
Net income attributable to DaVita Inc.	$534,882
Income taxes	(290,623)
Interest expense	416,933
Depreciation and amortization	677,119
Impairment charges	895,457
Noncontrolling interests and equity investment income, net	184,438
Stock-settled stock-based compensation	37,346
Gain on changes in ownership interest, net	(76,182)
Other	14,957
“Consolidated EBITDA”	$2,394,327

June 30, 2018
Total debt, excluding debt discount and other deferred financing costs of $57.9 million	$10,038,699
Letters of credit issued	36,917
10,075,616
Less: Cash and cash equivalents including short-term investments (excluding DMG’s physician owned entities cash)	(526,819)
Consolidated net debt	$9,548,797
Last twelve months “Consolidated EBITDA”	$2,394,327
Leverage ratio	3.99x
In accordance with the Credit Agreement, the Company’s leverage ratio cannot exceed 4.50 to 1.00 as of June 30, 2018. At that date the Company’s leverage ratio did not exceed 4.50 to 1.00.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in thousands, except for per share data)

The following Notes 2 through 5 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures. For more information on the nature, purposes and limitations of these non-GAAP measures, see our “Note on Non-GAAP Financial Measures” on page 3.

Note 2:	Adjusted net income from continuing operations and adjusted diluted net income from continuing operations per share attributable to DaVita Inc.

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income from continuing operations attributable to DaVita Inc.	$199,603	$191,015	$151,292	$390,618	$592,197
Goodwill impairment charges	3,106	—	10,498	3,106	34,696
Impairment of other assets	11,245	—	—	11,245	15,168
Gain on settlement, net	—	—	—	—	(526,827)
Equity investment income related to gain on settlement	—	—	—	—	(2,677)
Gain on changes in ownership interests	(33,957)	—	—	(33,957)	(6,273)
Noncontrolling interests associated with adjustments:
Goodwill impairment charges	—	—	(2,985)	—	(9,865)
Gain on settlement, net	—	—	—	—	24,029
Related income tax	2,652	—	(2,850)	2,652	182,312
Adjusted net income from continuing operations attributable to DaVita Inc.	$182,649	$191,015	$155,955	$373,664	$302,760
Diluted net income from continuing operations per share attributable to DaVita Inc.	$1.15	$1.05	$0.78	$2.19	$3.04
Goodwill impairment charges	0.02	—	0.05	0.02	0.18
Impairment of other assets	0.06	—	—	0.06	0.08
Gain on settlement, net	—	—	—	—	(2.70)
Equity investment income related to gain on settlement	—	—	—	—	(0.01)
Gain on changes in ownership interests	(0.20)	—	—	(0.19)	(0.03)
Noncontrolling interests associated with adjustments:
Goodwill impairment charges	—	—	(0.02)	—	(0.05)
Gain on settlement, net	—	—	—	—	0.12
Related income tax	0.02	—	(0.01)	0.01	0.94
Adjusted diluted net income from continuing operations per share attributable to DaVita Inc.	$1.05	$1.05	$0.80	$2.10	$1.56
Certain columns or rows may not sum or recalculate due to the use of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in thousands)
Note 3:    Adjusted operating income

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Consolidated:
Operating income	$438,192	$410,686	$391,196	$848,878	$1,267,124
Goodwill impairment charges	3,106	—	10,498	3,106	34,696
Impairment of other assets	11,245	—	—	11,245	15,168
Gain on settlement, net	—	—	—	—	(526,827)
Equity investment income related to gain on settlement	—	—	—	—	(2,677)
Gain on changes in ownership interests	(33,957)	—	—	(33,957)	(6,273)
Adjusted operating income	$418,586	$410,686	$401,694	$829,272	$781,211

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Kidney Care:
U.S. dialysis and related lab services:
Segment operating income	$449,443	$433,380	$450,472	$882,822	$1,395,212
Gain on settlement, net	—	—	—	—	(526,827)
Equity investment income related to gain on settlement	—	—	—	—	(2,677)
Adjusted U.S. dialysis and related lab services operating income	449,443	433,380	450,472	882,822	865,708
Other - Ancillary services and strategic initiatives:
U.S.
Segment operating income (loss)	3,953	(5,186)	(35,545)	(1,233)	(88,572)
Goodwill impairment charges	—	—	10,498	—	34,696
Gain on changes in ownership interests	(35,205)	—	—	(35,205)	—
Impairment of other assets	11,245	—	—	11,245	15,168
Adjusted operating loss	(20,007)	(5,186)	(25,047)	(25,193)	(38,708)
International
Segment operating loss	(1,138)	(1,804)	(12,700)	(2,942)	(17,893)
Goodwill impairment charge	3,106	—	—	3,106	—
Loss (gain) on changes in ownership interests	1,248	—	—	1,248	(6,273)
Adjusted operating income (loss)	3,216	(1,804)	(12,700)	1,412	(24,166)
Adjusted Other - Ancillary services and strategic initiatives operating loss	(16,791)	(6,990)	(37,747)	(23,781)	(62,874)
Corporate administrative support:
Segment operating loss	(14,066)	(15,704)	(11,031)	(29,769)	(21,623)
Adjusted Kidney Care operating income	$418,586	$410,686	$401,694	$829,272	$781,211
Certain columns or rows may not sum or recalculate due to the use of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in thousands)
Note 4:    Effective income tax rates and adjusted effective income tax rates
The effective income tax rate on income from continuing operations and on income from continuing operations attributable to DaVita Inc. is computed as follows:

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017
Income from continuing operations before income taxes	$320,494	$301,752	$288,060	$622,246
Income tax expense	$83,868	$70,737	$101,915	$154,605
Effective income tax rate on income from continuing operations	26.2%	23.4%	35.4%	24.8%

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017
Income from continuing operations before income taxes	$320,494	$301,752	$288,060	$622,246
Less: Noncontrolling owners’ income primarily attributable to non-tax paying entities	(37,374)	(40,088)	(35,135)	(77,462)
Income before income taxes attributable to DaVita Inc.	$283,120	$261,664	$252,925	$544,784

Income tax expense	$83,868	$70,737	$101,915	$154,605
Less: Income tax attributable to noncontrolling interests	(351)	(88)	(282)	(439)
Income tax expense attributable to DaVita Inc.	$83,517	$70,649	$101,633	$154,166

Effective income tax rate on income from continuing operations attributable to DaVita Inc.	29.5%	27.0%	40.2%	28.3%
Certain columns, rows or percentages may not sum or recalculate due to the use of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in thousands)
The effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. is computed as follows:

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017
Income from continuing operations before income taxes	$320,494	$301,752	$288,060	$622,246
Goodwill impairment charges	3,106	—	10,498	3,106
Impairment of other assets	11,245	—	—	11,245
Gain on changes in ownership interests	(33,957)	—	—	(33,957)
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(37,374)	(40,088)	(35,135)	(77,462)
Noncontrolling interests associated with adjustments
Goodwill impairment charges	—	—	(2,985)	—
Adjusted income from continuing operations before income taxes attributable to DaVita Inc.	$263,514	$261,664	$260,438	$525,178
Income tax expense (benefit)	$83,868	$70,737	$101,915	$154,605
Add income tax related to:
Goodwill impairment charges	598	—	2,850	598
Impairment of other assets	2,895	—	—	2,895
Gain on changes in ownership interests, net	(6,145)	—	—	(6,145)
Less income tax related to:
Noncontrolling interests	(351)	(88)	(282)	(439)
Income tax on adjusted income from continuing operations attributable to DaVita Inc.	$80,865	$70,649	$104,483	$151,514
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.	30.7%	27.0%	40.1%	28.9%
Certain columns, rows or percentages may not sum or recalculate due to the use of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in thousands)
Note 5:    Free cash flow from continuing operations

	Three months ended			Six months ended June 30, 2018
	June 30, 2018	March 31, 2018	June 30, 2017
Cash provided by continuing operating activities	$605,601	$206,291	$144,256	$811,892
Less: Distributions to noncontrolling interests	(48,539)	(45,467)	(72,759)	(94,006)
Cash provided by continuing operating activities attributable to DaVita Inc.	557,062	160,824	71,497	717,886
Less: Expenditures for routine maintenance and information technology	(86,871)	(99,268)	(56,651)	(186,139)
Free cash flow from continuing operations	$470,191	$61,556	$14,846	$531,747

	Rolling 12-Month Period
	June 30, 2018	March 31, 2018	June 30, 2017
Cash provided by continuing operating activities	$1,453,942	$992,597	$1,716,611
Less: Distributions to noncontrolling interests	(188,823)	(213,043)	(214,325)
Cash provided by continuing operating activities attributable to DaVita Inc.	1,265,119	779,554	1,502,286
Less: Expenditures for routine maintenance and information technology	(362,883)	(332,663)	(302,195)
Free cash flow from continuing operations	$902,236	$446,891	$1,200,091
Certain columns or rows may not sum or recalculate due to the use of rounded numbers.